PowerRaise Inc.
Chairman of the Board of Directors Agreement

This letter agreement (this "Agreement") will confirm our agreement with respect to your services to PowerRaise Inc. (the "Company") under the terms and conditions that follow:

1. Position, Duties and Time Commitment.

(a) As Chairman of the Board of Directors (the "Board") of the Company, you are expected to devote no less than two days each week to the performance of your duties, and to maintain loyalty to the Company and to not take any action that would directly or indirectly promote any competitor or impair the Company's interests. Subject to the foregoing, you may engage in other business or charitable activities to the extent that they do not interfere or create a conflict with your fiduciary obligations to the Company.

(b) Specifically, but not exclusively, your duties and responsibilities will include the following: (i) to participate in all meetings of the Board and stockholders; (ii) to serve on such committees of the Board as required by the Company; (iii) to provide strategic guidance, advice and support to the senior management of the Company with respect to the management of the operations of the Company; (iv) to assist in the completion of a merger between the Company and an Israeli company; (v) to establish the Company’s board of directors and assist in the nomination and election of its remaining members; and (vi) to act in cooperation with management to ensure the proper management of the Company, in compliance with the securities laws of the United States, the rules and regulations of the United Stated Securities and Exchange Commission and the rules of any stock exchange where the securities of the Company are listed, from time to time, or any quotation service that makes a market in the securities of the Company.

2. Compensation.

For all services that you perform for the Company and its affiliates, as compensation the Company will:

(a) Upon the execution of this Agreement, issue an option to you to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $0.01 per share at any time on or before the third anniversary of this Agreement.

(b) Upon the execution of this Agreement, and thereafter on each of September 15, 2008 and October 15, 2008 if you shall hold the office of Chairman of the Board on such dates, issue an option to you to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $0.01 per share at any time on or before the third anniversary of the date of issuance of such option, so that, in the aggregate pursuant to this Section 2(b), the Company shall issue options to you to purchase up to 150,000 shares of the Company’s common stock.

(c) As soon as the budget and resources of the Company permit, make a cash payment to you in the amount of $14,750.

(d) On November 15, 2008, and thereafter on the 15th day of each month for so long as you shall hold the office of Chairman of the Board, make a cash payment to you in the amount of $5,000 and issue an option to you to purchase up to 15,000 shares of the Company’s common stock at an exercise price of $0.30 at any time on or before the third anniversary of issuance.

(e) Reimburse you, upon presentation of receipts evidencing such expenses and for so long as you shall hold the office of Chairman of the Board, for the reasonable cost of maintaining and running your automobile and your telephone.

3. Term; Termination; Effect of Termination.

(a) Unless earlier terminated pursuant to this Paragraph 3, your position as Chairman of the Board shall expire at the Annual Meeting of Stockholders of the Company held in 2009.

(b) The Board may remove you from your position as Chairman of the Board any time upon an affirmative vote of the majority of the members of the Board. The shareholders of the Company may vote to remove you at any time upon an affirmative vote of the holders of a majority of the issued and outstanding shares of the Company.

(c) You may resign from your position as Chairman of the Board at any time upon written notice to the Company; however, we would hope that you provide us with reasonable notice prior thereto.

(d) In the event your service as Chairman of the Board is terminated by the Board pursuant to Section 3(b) above, you shall be entitled after such termination to six payments of the monthly compensation provided for by Section 2(d) above, on the 15th day of each of the six months immediately following the termination, and thereafter the Company shall have no further obligation to you. If you resign from the Board pursuant to Section 3(c) above, then the Company shall have no further obligation to you other than for compensation earned through the date of such resignation. Notwithstanding anything in this Agreement to the contrary, any options to purchase shares of the Company’s common stock granted to you pursuant to Section 2 above that have vested prior to such termination or resignation shall remain exercisable for a period of two years from such date.

(e) The terms and conditions of this Agreement shall be reviewed by the Board annually, during the month of January, and may be revised with your consent.

4. Indemnification.

(a) During the term of your service and thereafter, the Company shall indemnify you to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which you may incur in the discharge of your duties hereunder.

(b) Notwithstanding the foregoing, you shall not be entitled to any indemnification with respect to any claim arising from the discharge of your duties hereunder if (i) your acts were committed in bad faith or were the result of active and deliberate dishonesty or other misconduct, fraud or knowing violation of law, (ii) you gained any financial profit or other advantage to which you were not legally entitled, (iii) you made profits from the purchase or sale of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 or similar provisions of any state, (iv) for the payment of distributions in violation of the Revised Statutes of the State of Nevada, or (v) indemnification by the Company under this Agreement is not permitted by applicable law.

5. No Employment.

Execution of this Agreement in no way creates, nor shall this Agreement be interpreted as creating, an employment, agency, partnership or joint venture between you and the Company.

6. No Assignment.

Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall insure to the benefit of and be binding upon you and the Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

7. Waiver.

Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8. Severability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9. Entire Agreement.

This Agreement sets forth the entire agreement and understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your position as Chairman of the Board. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the Chief Executive Officer of the Company or other specifically authorized representative of the Company.

10. Governing Law.

This Agreement shall be governed, construed and enforced in accordance with the laws of New York, without regard to the conflict of laws principles thereof. To the extent applicable, the federal laws of the United States and the corporate laws of the State of Nevada (or whatever state the Company is incorporated in and subject to) shall govern your rights and duties as Chairman of the Board.

11. No Conflicting Agreements.

You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of the position of Chairman of the Board nor your performance under this Agreement and the law will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

12. Compliance with Agreement. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement are conditioned on your compliance with the terms and conditions of this Agreement.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

Sincerely yours,

POWERRAISE INC.

/s/ Arik Hertz
Name: Arik Hertz
Title: Chief Executive Officer

Accepted and Agreed: Tsvi Goren           Date: August 19, 2008